Exhibit 10.15
                SEVENTH AMENDMENT TO CREDIT AGREEMENT


         THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT
(this "Amendment"), dated as of this 24th day of April, 1995, is entered into among EAGLE FOOD CENTERS, INC., a Delaware corporation (the
"Borrower"), CAISSE NATIONALE DE CREDIT AGRICOLE ("CNCA") and THE FIRST NATIONAL BANK OF CHICAGO ("FNBC"), as co-agents
(the "Co-Agents"), the Banks (as hereafter defined), and CNCA, acting through its Chicago Branch, as agent for the Banks (the "Agent").

                          W I T N E S S E T H:

         WHEREAS, the Borrower, certain lenders (the "Banks"), the Agent and the Co-Agents are parties to a Credit Agreement dated as of April 26, 1993, as amended by a First Amendment to Credit Agreement dated as of October 15, 1993, a Second Amendment to Credit Agreement and
Waiver dated as of January 28, 1994, a Third Amendment to Credit
Agreement dated as of April 29, 1994, a Fourth Amendment to Credit
Agreement dated as of September 7, 1994, a Fifth Amendment to Credit
Agreement dated as of December 9, 1994 and a Sixth Amendment to Credit Agreement dated as of January 27, 1995 (the "Credit Agreement"), pursuant to which the Banks established various credit facilities for the benefit of the Borrower; and

         WHEREAS, the parties hereto desire to amend the Credit
Agreement with respect to certain matters as hereafter specifically provided;

         NOW, THEREFORE, the parties hereto agree as follows:

     1. Unless otherwise specified herein, all capitalized terms used herein shall have the meanings specified in the Credit Agreement.

     2. Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions thereto in the appropriate alphabetical order:

           "Sale and Leaseback Transaction" shall mean the transaction described in Schedule 1 to the Seventh Amendment.

           "Seventh Amendment" shall mean the Seventh Amendment to Credit Agreement dated as of April 24, 1995 among the Borrower, the Co-Agents, the Banks and the Agent.

           "Seventh Amendment Effective Date" shall mean the effective date of the Seventh Amendment.

     3. Section 1.01 of the Credit Agreement is hereby amended by adding the following proviso to the end of the "Borrowing Base" definition contained therein:

           ; provided, that, (A) at all times after the Seventh Amendment Effective Date, the Borrowing Base shall not include any items consisting of fresh produce, frozen produce, restaurant food, packaging materials and supplies, deli, floral or bakery supplies or any public warehouse inventory, inventory in transit or consignment goods and (B) at all times after May 31, 1995, (1) the Borrowing Base shall not include any pharmacy items and
           (2) the advance rate with respect to any eligible general merchandise, domestics, health and beauty aids and housewares
           (as classified in accordance with the Borrower's procedures in effect on the Seventh Amendment Effective Date) will not exceed 30%.

     4. Section 2.08(a) of the Credit Agreement is hereby amended and restated to read as follows:

           SECTION 2.08.  Interest on Loans.  (a) Subject to the
     provisions of Section 2.09, each Base Rate Loan shall bear interest on the outstanding principal thereof, for each day from the date such Loan is made until but excluding the date it becomes due, at a rate per annum (computed on the basis of actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the sum of the Base Rate plus 2.5%; provided, that such interest rate shall increase by 0.5% per annum on the first day of the fiscal quarter commencing July 30, 1995 and by an additional 0.5% on the first day of each fiscal quarter thereafter. Such interest shall be payable on each applicable Interest Payment Date.

     5. Section 2.09 of the Credit Agreement is hereby amended and restated to read as follows:

           SECTION 2.09.  Interest on Overdue Amounts.  If the
     Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time from the Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the rate of interest then applicable under Section 2.08(a) plus 2% per annum.

     6. Section 2.12 of the Credit Agreement is hereby amended by adding the following paragraphs to the end of such Section:

           (d) The Borrower agrees to pay to each Bank, through the Agent, on each March 31, June 30, September 30, December 31 and on the earlier of the Maturity Date and the termination of the Commitment as provided herein, in same day funds, a facility fee (a "Facility Fee") on such Bank's Percentage of 0.50% per annum on the average daily amount of the Commitment. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

           (e) The Borrower agrees to pay each Bank, through the Agent, in same day funds amendment fees with respect to the Seventh Amendment in an amount equal to 0.25% of such Bank's Percentage of the Commitment on the Seventh Amendment Effective Date, on each of (i) the Seventh Amendment Effective Date and (ii) May 31, 1995; provided, that the Borrower shall not be required to pay the fee payable on May 31, 1995 if the Commitment is no longer in effect and no Loan, accrued interest or other amount is outstanding hereunder on such date.

     7. Section 5.06(a) of the Credit Agreement is hereby amended by deleting the phrase "for year-end audit adjustments" in the parenthetical at the end of such paragraph.

     8. Section 5.06 of the Credit Agreement is hereby amended by adding the following clause to the end of such Section:

           (1) By the end of the second Business Day of each week, the Borrower shall deliver to the Agent a certificate in a form reasonably acceptable to the Agent certifying as to the amount of the Borrowing Base as of the end of the previous week.

     9. Section 5.12 of the Credit Agreement is hereby amended and restated to read as follows:

           SECTION 5.12.  Tangible Net Worth.  Maintain a Tangible
     Net Worth at the end of each fiscal quarter of not less than (a) $39,720,000 at the end of the fourth fiscal quarter of the 1994 fiscal year; (b) $34,500,000 at the end of the first fiscal quarter of the 1995 fiscal year; (c) $28,000,000 at the end of the second fiscal quarter of the 1995 fiscal year (or, if the Sale and Leaseback Transaction has been consummated, $27,700,000); (d) $24,800,000 at the end of the third fiscal quarter of the 1995 fiscal year (or, if the Sale and Leaseback Transaction has been consummated, $24,500,000); (e) $23,800,000 at the end of the fourth fiscal quarter of the 1995 fiscal year (or, if the Sale and Leaseback Transaction has been consummated, $23,300,000); (f) $61,000,000, thereafter to and including the end of the third fiscal quarter of the 1996 fiscal year; (g) $65,000,000, thereafter to and including the end of the third fiscal quarter of the 1997 fiscal year; and (h) $69,000,000, at all times thereafter. For the purposes hereof, (i) the 1994 fiscal year shall mean the fiscal year ending on January 28, 1995 and (ii) Tangible Net Worth shall be increased by up to $5,300,000 of the aggregate amount of all Employee Buyout Expenses applicable to any period ending on or before the Seventh Amendment Effective Date.

     10. Section 5.14 of the Credit Agreement is hereby amended and restated to read as follows:

           SECTION 5.14.  Fixed Charge Coverage Ratio.  Maintain a
     Fixed Charge Coverage Ratio at the end of each fiscal quarter of at least (a) 1.27:1 for the fiscal quarter ending January 28, 1995; (b) 1.06:1 for the fiscal quarter ending April 29, 1995; (c) 1.00:1 for the fiscal quarter ending July 29, 1995; (d) 1.03:1 for the fiscal quarter ending October 28, 1995 (or, if the Sale and Leaseback Transaction has been consummated, 1.00:1); (e) 1.08:1 for the quarter ending February 4, 1996 (or, if the Sale and Leaseback Transaction has been consummated, 1.02:1); and (f) 1.70:1 for all fiscal quarters ending thereafter.

     11. Section 6.15 of the Credit Agreement is hereby amended and restated to read as follows:

           SECTION 6.15. Leverage Ratio. Permit the Leverage Ratio to equal or exceed (a) 5.75:1 at the end of the fiscal quarter ending January 28, 1995; (b) 7.80:1 at the end of the fiscal quarter ending April 29, 1995; (c) 8.40:1 at the end of the fiscal quarter ending July 29, 1995 (or, if the Sale and Leaseback Transaction has been consummated, 7.48:1); (d) 7.40:1 at the end of the fiscal quarter ending October 28, 1995 (or, if the Sale and Leaseback Transaction has been consummated, 7.48:1); (e) 6.50:1 at the end of the fiscal quarter ending February 4, 1996 (or, if the Sale and Leaseback Transaction has been consummated, 7.11); and (f) 2.75:1 at the end of any fiscal quarter thereafter.

     12. In order to induce the Banks and the Agent to enter into this Amendment, the Borrower represents and warrants that:

           (a) The execution and delivery of this Amendment by the Borrower and the performance of the Credit Agreement as amended by this Amendment (the "Amended Agreement") (i) have been duly authorized by all requisite corporate action and (ii) will not (A) violate (1) any provision of the certificate of incorporation or by-laws of the Borrower or any of its Subsidiaries or any provision of any applicable law, statute, rule or regulation (including, without limitation, Regulations G, T, U or X), (2) any order of any court, or any rule, regulation or order of any other agency of government binding upon the Borrower or any of its Subsidiaries or (3) any provisions of any indenture, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party, or by which the Borrower or any of its Subsidiaries, or any of their respective properties or assets is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (ii)(A)(3) above or (C) result in the creation or imposition of any Lien (other than in favor of the Agent for the benefit of the Banks as contemplated by the Amended
Agreement) upon any property or assets of the Borrower or any of its Subsidiaries.

           (b) No registration with or consent or approval of, or other action by, any Federal, state or other governmental agency, authority or regulatory body is or will be required in connection with the execution and delivery by the Borrower of this Amendment or the performance by the Borrower of the Amended Agreement.

           (c) This Amendment and the Amended Agreement constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally).

           (d) The representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects with the same effect as though made on and as of the date hereof, except to the extent that any such representation or warranty relates to an earlier date.

           (e) The Borrower is in compliance with all the terms and provisions contained in the Amended Agreement and in the other Loan Documents and the Senior Note Indenture on its part to be observed or performed and no Event of Default or Potential Default has occurred and is continuing.

     13. Except as amended, modified or waived by this Amendment, the Credit Agreement shall continue in full force and effect.

     14. This Amendment may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement.

     15. This Amendment shall become effective when (a) copies hereof which, when taken together, bear the signature of the Borrower and each Bank shall be delivered or mailed to the Agent, (b) the Borrower shall have paid to the Agent the amendment fee that is payable on the Seventh
Amendment Effective Date pursuant to Section 2.12(e) of the Credit
Agreement, (c) the Borrower shall have delivered to the Agent resolutions of the Board of Directors of the Borrower approving and authorizing the execution, delivery and performance of this Amendment, certified by the Borrower's Secretary or an assistant secretary as being in full force and effect without modification or amendment, (d) the Agent shall have received an opinion of the Borrower's counsel with respect to this Amendment in form and substance acceptable to the Agent and (e) the Agent has received such other information, approvals, documents or instruments as the Agent may reasonably request.

     16. This Amendment shall be construed in accordance with and governed by the laws of the State of Illinois without giving effect to choice of law doctrine.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the day and year first written above.

EAGLE FOOD CENTERS, INC.
By:
Title:

CAISSE NATIONALE DE CREDIT AGRICOLE, as Agent
By:
Title:

CAISSE NATIONALE DE CREDIT AGRICOLE, as Co-Agent and a Bank
By:
Title:

THE FIRST NATIONAL BANK OF CHICAGO, as Co-Agent and a Bank
By:
Title:

NATIONAL BANK OF CANADA
By:
Title:

BERLINER HANDELS-UND FRANKFURTER BANK
By:
Title:

NORWEST BANK IOWA, NATIONAL ASSOCIATION, f/k/a
DAVENPORT BANK AND TRUST COMPANY, NATIONAL
ASSOCIATION
By:
Title: